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                                  [LETTERHEAD]

                               [DRAFT SUBJECT TO
                           OPINION COMMITTEE REVIEW]

July 16, 1999



Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, CA 92008


Ladies and Gentlemen:

We have acted as counsel to Invitrogen Corporation, a Delaware corporation ("Invitrogen"), in connection with the transactions described in the Agreement and Plan of Merger dated as of June 14, 1999 (the "Merger Agreement"), by and among Invitrogen, Invo Merger Corporation, a California corporation and wholly owned subsidiary of Invitrogen ("MergerSub"), and Novex Corporation, a California corporation ("Novex"). Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Merger Agreement.

Invitrogen has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Invitrogen to be issued to the Novex stockholders in the Merger in exchange for their common stock of Novex (the "Novex common stock").

If the Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then (i) MergerSub will merge with and into Novex, with Novex being the surviving corporation, and (ii) the holders of shares of Novex common stock will be entitled to receive for each share of Novex common stock held by them, other than cash in lieu of a fractional share or shares as to which dissenters rights have been perfected under applicable law, the number of shares of Novex common stock as determined pursuant to the Exchange Ratio.

This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Merger Agreement (including all exhibits and schedules attached thereto), (ii) the Registration Statement and the Consent Solicitation/Prospectus which is contained in and made part of the

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July 16, 1999
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Registration Statement (the "Consent Solicitation/Prospectus"), and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof) :

          1. The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

          2. The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by Invitrogen, MergerSub, Novex and their respective management, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement;

          3. The due execution and delivery on or before the Effective Time of the tax certificates to be received from both Invitrogen and Novex;

          4. The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;

          5. The Merger will be reported by Invitrogen, MergerSub and Novex on their respective federal income tax returns in a manner consistent with treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

          6. An opinion of Brobeck, Phleger & Harrison LLP, counsel to Novex, substantially identical in substance to this opinion has been delivered and not withdrawn.

Based upon and subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the Registration Statement and Consent Solicitation/Prospectus and the facts concerning the Merger that have come to our attention during our engagement, and (iii) certain representations made or to be made by Invitrogen, MergerSub and Novex pursuant to the Merger Agreement or in connection with the issuance of our opinion, we are of the opinion that the discussion in the Consent Solicitation/Prospectus included as part of the Registration Statement under the caption "The Merger -- Material Federal Income Tax Consequences" (the "Tax Section"), insofar as it relates to statements of law or legal conclusions, is correct in all material respects. We express no opinion as to whether such description addresses all of the United States federal income tax consequences of the Merger that may be applicable to Invitrogen, MergerSub, Novex, or to any particular Invitrogen or Novex stockholder. In addition, we express no opinion as to United States federal, state, or local, or foreign or other tax consequences, other than as set forth in the Tax Section. Because this

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July 16, 1999
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opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Tax Section. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the Consent Solicitation/Prospectus and is intended solely for the benefit of Invitrogen. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,


/s/ GRAY CARY WARE & FREIDENRICH LLP


GRAY CARY WARE & FREIDENRICH LLP